UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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POOL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POOL CORPORATION
_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2008 annual meeting of stockholders (the Annual Meeting) of Pool Corporation (the Company, we, us or our)  will be held on Tuesday, May 6, 2008, at 9:00 a.m., Central Time, at the office of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., at 201 St. Charles Avenue, New Orleans, Louisiana 70170-5100.

At the Annual Meeting, you will be asked to:

1.	elect eight directors to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;

2.	ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2008 fiscal year; and

3.	consider any other business which may properly arise at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation.

The Board of Directors has set March 14, 2008 as the record date for the Annual Meeting.  This means that only record owners of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

                            By Order of the Board of Directors,

                                    Jennifer M. Neil
                            Corporate Secretary

Covington, Louisiana
March 28, 2008

We urge each stockholder to promptly sign and return the enclosed proxy card or if applicable, to use telephone or internet voting.  See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting

Q:  Why am I receiving these materials?

A:  The Board of Directors (the Board) of Pool Corporation (the Company, we, us or our) is providing these proxy materials to you in connection with its solicitation of proxies for use at the 2008 annual meeting of our stockholders (the Annual Meeting). Stockholders at the close of business on March 14, 2008, the record date, are entitled to vote at the Annual Meeting.

Q:  Who may vote?

A:  With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock owned on the record date for each nominee.  For all other matters, each stockholder is entitled to one vote on each matter presented for each share of our common stock owned. On March 14, 2008, there were approximately 47,782,990 shares of our common stock, $0.001 par value, outstanding.  This Proxy Statement is being mailed to stockholders on or about March 28, 2008.

Q:  When and where will the Annual Meeting be held?

A:  The Annual Meeting will be held on Tuesday, May 6, 2008, at 9:00 a.m., Central Time, at the office of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., 201 St. Charles Avenue, New Orleans, Louisiana 70170-5100.

Q: How may I obtain directions to the Annual Meeting?

A: To obtain directions to the Annual Meeting, you may contact Investor Relations at (985) 892-5521.

Q:  What proposals will be voted upon at the Annual Meeting?

A:  There are two proposals scheduled to be voted upon at the Annual Meeting: (1) elect eight directors to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified; and (2) ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year.  In addition, such other business as may properly come before the Annual Meeting will be considered and voted upon.

Q:  How do I vote?

A:  If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card.  You must sign and date the proxy card and return it in the enclosed postage-paid envelope.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must provide voting instructions to the record holder.  To see your voting options, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record.

If you come to the Annual Meeting, you can, of course, vote in person.  If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Q:  How many votes must be represented to hold the Annual Meeting?

A:  In order to carry on the business of the Annual Meeting, a quorum must be present.  This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person.  If you return your proxy instructions or if you attend the Annual Meeting in person, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting.

Q:  How many votes will be required to elect the directors and to ratify the independent registered public accounting firm?

A:  A plurality of the shares voting is required to elect the directors.  This means that the nominees who receive the most votes will be elected.  In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome.

Ratification of Ernst & Young LLP as our independent registered public accounting firm will be approved if a majority of the shares present or represented at the Annual Meeting and entitled to vote upon the proposal are voted in favor of such matter.

Q:  Could other matters be decided at the Annual Meeting?

A:  We are not aware of any matters to be presented other than those described in this Proxy Statement.  However, if any other matters properly arise at the Annual Meeting, the proxy holders designated on the proxy card will vote your proxy as recommended by the Board.

Q:  What happens if I withhold my vote or I vote to abstain?

A:  In the election of directors, you can vote for the eight directors standing for election or you can indicate that you are withholding your vote for any or all of the nominees.  Withheld votes will have no effect on the outcome of the proposal to elect directors.

Regarding the proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm, you may vote for or against this proposal or you may abstain from voting.  An abstention will have the same effect as a vote against the proposal.

Q:  What if I do not indicate my vote for one or more of the matters on my proxy card?

A:  If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board.  This means that unless your proxy is otherwise marked, properly executed proxies will be voted in favor of the election of each of the director nominees and the ratification of the independent registered public accounting firm.

Q:  What happens if I do not vote my proxy?

A: If you are a holder of record and do not vote shares held in your name, those shares will not be voted.

If you are a street name holder and do not provide voting instructions to your broker, your shares may be voted on any matter your broker has discretionary authority to vote.  Brokers generally have discretionary authority to vote on “routine” matters, but not on “non-routine” matters.  Generally, the election of directors and ratification of the appointment of the independent registered public accounting firm are considered routine matters.  On any matter for which your broker does not vote on your behalf, the votes will be treated as “broker non-votes”.

Q: What are broker non-votes and what effect do they have on the proposals?

A:  Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote the shares on the proposal.  Broker non-votes will be treated as not present and not cast for purposes of determining a quorum and with respect to all matters brought before the Annual Meeting.  Accordingly, broker non-votes will have no effect on the election of directors or the ratification of the independent registered accounting firm.

Q:  Can I change or revoke my vote?

A:  Yes.  To change or revoke your vote at any time before the shares are voted at the Annual Meeting, you must either:

a)	mail (i) a new proxy card with a later date or (ii) a written revocation addressed to:

           Pool Corporation
           Jennifer M. Neil, Corporate Secretary
   109 Northpark Boulevard
   Covington, LA 70433-5001

   or

b)	attend the Annual Meeting and vote in person.

Q:  Who will pay the expenses incurred in connection with the solicitation of my vote?

A: We pay the cost of preparing proxy materials and soliciting your vote.  We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners.  Some of our employees, who will receive no additional compensation, may solicit proxies by telephone, facsimile or electronic mail.  We also pay all Annual Meeting expenses.

Q: What happens if the Annual Meeting is postponed or adjourned?

A:  Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting.  You will still be able to change or revoke your proxy at any time until it is voted.

Q: How can stockholders present proposals for inclusion in our proxy materials relating to our 2009 annual meeting?

A:  In order to be considered for inclusion in the proxy materials related to our 2009 annual meeting of stockholders, we must receive stockholders proposals no later than November 28, 2008.  If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act), it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

All stockholder proposals must comply with our Bylaws in order to be eligible for consideration at our Annual Meeting.  Our Bylaws are filed with the SEC, and stockholders should refer to the Bylaws for a complete description of the requirements.  Any stockholders who wish to nominate a director or present a proposal before the 2009 annual meeting must notify the Secretary of the Company no earlier than July 1, 2008, and no later than November 28, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 6, 2008.  The Company’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2007 are available at http://www.poolcorp.com/investors.

ELECTION OF DIRECTORS
(Proposal 1)

General

Our By-laws, as amended, provide that the size of our Board shall be fixed from time to time by resolution of the Board and vacancies on the Board may be filled by a majority of the directors then in office.

At the Annual Meeting, eight directors will be elected to serve a one-year term.  Each of the nominees has indicated his intention to serve if elected.  Should any of the director nominees be unable to take office at the Annual Meeting, your shares will be voted in favor of another person or other persons nominated by the Board.  Each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal.

Information about Our Directors

The following information sets forth, as of February 14, 2008, certain information about our directors, all of whom have been nominated for re-election to our Board.  Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name and age
Wilson B. Sexton (71)	▪ Chairman and director since 1993 ▪ Our Chief Executive Officer from 1999 to 2001 ▪ Director of Beacon Roofing Supply, Inc. and Houston Wire and Cable Company
Andrew W. Code (49)	▪ Director since 1993 ▪ Partner of Code, Hennessy & Simmons, LLC, a Chicago-based private equity firm ▪ Director of The Hillman Companies, Inc.
James J. Gaffney (67)
▪ Director since 1998
▪ Chairman of Imperial Sugar Company, and director of Beacon Roofing Supply, Inc., and Armstrong World Industries
▪ From 1997 to 2003, vice chairman of Viking Pacific Holdings, Ltd., chairman of Vermont Investments, Ltd. and provided consulting services to GS Partners II, L.P. and other affiliated investment funds

George T. Haymaker, Jr. (70)
▪ Director since 2004
▪ Director of Hayes Lemmerz International, Inc.
▪ From 2000 to 2007, non-executive chairman of Safelite Group, Inc., and from 2001 to 2006, chairman of Kaiser Aluminum Corporation

Manuel J. Perez de la Mesa (50)	▪ Director since 2001 ▪ Our Chief Executive Officer since 2001 ▪ Our President since 1999 ▪ Our Chief Operating Officer from 1999 to 2001 ▪ Director of American Reprographics Company

Name and age
Harlan F. Seymour (58)	▪ Director since 2003 ▪ Chairman of ACI Worldwide, Inc. (ACI) ▪ From 2001 to 2007, conducted personal investments and business advisory services through HFS LLC
Robert C. Sledd (55)
▪ Director since 1996
▪ Chairman of Performance Food Group Company (PFG) since 1995 and director since 1987
▪ Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006
▪ Director of Owens and Minor Inc.

John E. Stokely (55)	▪ Director since 2000 ▪ Our Lead Independent Director ▪ Director of PFG, O’Charley’s Inc. and ACI ▪ From 1999 to 2007, president of JES, Inc., an investment and consulting firm

The Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees.

Information about Our Executive Officers

The following table presents, as of February 14, 2008, certain information about our 2007 executive officers (other than Mr. Perez de la Mesa who appears in the preceding table).  We expect that each of these officers will remain in his or her current position following the Annual Meeting.

Name and age	Positions and recent business experience
A. David Cook (52)	Group Vice President ▪ Group Vice President since 2007 ▪ Vice President from 1997 to 2007 ▪ Director of National Sales Development of our principal operating subsidiary from 1993 to 1997
Mark W. Joslin (48)
Vice President, Chief Financial Officer
▪ Vice President, Chief Financial Officer since 2004
▪ Vice President of Corporate Development of Eastman Chemical Company (Eastman) from
    2002 to 2004
▪ Vice President and Controller of Eastman from 1999 to 2002

Stephen C. Nelson (61)	Vice President ▪ Vice President since 2002 ▪ General Manager from 1998 to 2006
Kenneth G. St. Romain (45)	Group Vice President ▪ Group Vice President since 2007 ▪ General Manager from 2001 to 2007 ▪ Regional Manager from 1987 to 2001
Christopher W. Wilson (53)	Group Vice President ▪ Group Vice President since 2007 ▪ Vice President from 2002 to 2007 ▪ General Manager from 1998 to 2007
Jennifer M. Neil (34)	General Counsel, Secretary ▪ General Counsel since 2003 ▪ Secretary since 2005

Other Information about the Board of Directors

Director Attendance at Meetings

Our Board held six meetings in the 2007 fiscal year.  As stated in our Corporate Governance Guidelines, we expect directors to attend all Board meetings and meetings of the Board committees on which they serve.  In the 2007 fiscal year, each of our directors attended 75% or more of both the total number of Board meetings and the meetings of the Board committees on which he served.  We encourage each member of our Board to attend the Annual Meeting.  All of our directors attended the 2007 annual meeting.

Director Independence

To be considered independent under the NASDAQ Marketplace Rules, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment.  The Board has determined that each member of the Board, other than Mr. Perez de la Mesa and Mr. Sexton, meets the definition of an independent director as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.  The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.

Lead Independent Director

The Lead Independent Director is elected by the Board.  The responsibilities of this position include the following:

(i)	preside at any meetings of the Board’s independent directors;

(ii)	assign tasks to the Board’s committees; and

(iii)	perform such other functions as the Board may direct, including recommending agenda items for Board meetings.

Mr. John E. Stokely currently serves as the Board’s Lead Independent Director.

Access to Management and Employees

Directors have full and unrestricted access to our management and employees.  Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.

Communications with the Board

Stockholders and other interested parties may communicate with the members of our Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 109 Northpark Boulevard, Covington, Louisiana 70433.  Communications are distributed to the Board, or to a specific member of the Board, as appropriate, depending on the facts and circumstances outlined in the communication.  In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements.  In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer and principal financial officer) and directors.  Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433.

Board Committees

Board committees work on key issues in greater detail than would be possible at full Board meetings.  The Board has appointed four standing committees:  the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee.  Each of these Board committees consists entirely of independent directors and operates under a written charter, which sets forth the committees’ authorities and responsibilities.  These written charters are posted on our website at www.poolcorp.com.

The following table shows the membership of each of our Board committees and the number of meetings each committee held during the 2007 fiscal year.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Andrew W. Code		√
James J. Gaffney	√		Chair
George T. Haymaker		Chair
Harlan F. Seymour	√		√	√
Robert C. Sledd	√	√
John E. Stokely	Chair		√
2007 meetings	13	4	2	6

A brief description of our Board committees and certain of their principal functions are outlined in the following sections.  These descriptions are qualified in their entirety by the full text of the Board committee charters.

Audit Committee

The Audit Committee assists the Board in monitoring:

▪	management’s process for ensuring the integrity of our financial statements;

▪	the independent registered public accounting firm’s qualifications and independence;

▪	the performance of our internal audit function and independent registered public accounting firm; and

▪	management’s process for ensuring our compliance with legal and regulatory requirements.

The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and NASDAQ rules.  The Board has further determined that Mr. Stokely, Mr. Gaffney and Mr. Sledd are “financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee makes recommendations to the Board regarding the compensation of our officers and our compensation policies and practices.  From time to time, the Compensation Committee engages an outside compensation consultant to provide an independent analysis of our executive and director compensation programs and in 2007, the Compensation Committee retained Lyons, Benenson & Company, Inc. (Lyons).  Lyons does not provide us with any other consulting services.  For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:

▪	identifying individuals qualified to become Board members;

▪	recommending to the Board director nominees for the next annual meeting of stockholders;

▪	assisting the Board in the areas of committee member selection;

▪	evaluation of the overall effectiveness of the Board and committees of the Board; and

▪	review and consideration of corporate governance practices.

The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership.  Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433.  Alternatively, stockholders may make a nomination by complying with the notice procedures set forth in our By-laws, as amended.

When identifying, evaluating and considering potential candidates for membership on our Board, including those recommended or nominated by stockholders, the Nominating and Corporate Governance Committee considers such things as the following:

▪	relevant educational, business and industry experience;

▪	demonstrated character and judgment;

▪	whether the nominee is independent for NASDAQ purposes; and

▪
for incumbent directors whose terms are set to expire, the director’s overall service to us during his term, including the number of meetings attended, level of participation and quality of performance.

Strategic Planning Committee

The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan, and then reports and makes recommendations regarding our strategic plan to the Board.  Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy.  Our strategic plan incorporates specific goals for growth and business development over the next three to five years, which we update and review with the Board periodically.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, George T. Haymaker, Jr., Andrew W. Code and Robert C. Sledd served on the Compensation Committee and none of them served as officers or employees of the Company or any of its subsidiaries.  None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act, the table below sets forth, as of February 14, 2008, certain information regarding beneficial ownership of Common Stock by (i) each of our Named Executive Officers, (ii) each of our directors, (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.  Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Common Stock
Wilson B. Sexton	1,045,624	(1)	2.2%
Andrew W. Code	210,983	(2)	*
James J. Gaffney	82,670	(3)	*
George T. Haymaker, Jr.	32,920	(4)	*
Manuel J. Perez de la Mesa	1,379,386	(5)	2.8%
Robert C. Sledd	402,183	(6)	*
John E. Stokely	103,233	(7)	*
Harlan F. Seymour	52,045	(8)	*
A. David Cook	228,725	(9)	*
Mark W. Joslin	17,539		*
Stephen C. Nelson	97,905	(10)	*
Christopher W. Wilson	76,432	(11)	*
Baillie Gifford & Co.	6,015,927	(12)	12.7%
Columbia Wanger Asset Management, L.P.	4,200,000	(13)	8.8%
Invesco Ltd.	2,918,934	(14)	6.1%
T. Rowe Price Associates, Inc.	2,519,445	(15)	5.3%
TimesSquare Capital Management, LLC	4,205,645	(16)	8.9%
Wasatch Advisors, Inc.	3,530,921	(17)	7.4%
All executive officers and directors as a group (17 persons)	4,504,847	(18)	9.5%

   *   Less than one percent.

1.
Includes (i) 507,750 shares that may be acquired upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008 all of which are held by a trust for which Mr. Sexton serves as trustee for the benefit of his children; (ii) 31,000 shares held directly by a charitable foundation over which Mr. Sexton has voting and investment power with respect to such shares; and (iii) 501,977 shares held by a trust for which Mr. Sexton serves as trustee for the benefit of his children.  Also includes 152,000 shares that are pledged as security.

2.
Includes (i) 14,167 shares that Mr. Code has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008; (ii) 70,231 shares held directly by a charitable foundation of which Mr. Code is a director, president and the sole member (although neither Mr. Code nor any members of his immediate family have a pecuniary interest in such shares); and (iii) 3,415 shares held by Mr. Code’s son.

3.
Includes 38,875 shares that Mr. Gaffney has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008.

4.
Includes 29,750 shares that Mr. Haymaker has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008.

5.
Includes 969,375 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008.  Also includes 11,030 shares beneficially owned by Mr. Perez de la Mesa’s wife and children and 359,475 shares held by an irrevocable trust for which Mr. Perez de la Mesa is the beneficiary and has voting power.

6.
Includes 182,119 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008.  Also includes 102,937 shares that are held in three trusts for the benefit of Mr. Sledd’s children, for which Mr. Sledd serves as the trustee.

7.
Includes 96,688 shares that Mr. Stokely has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008.

8.
Includes 48,875 shares that Mr. Seymour has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008.

9.
Includes 124,500 shares that Mr. Cook has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008.  Also includes 76,177 shares that are pledged as security and 1,701 shares beneficially owned by Mr. Cook’s wife.

10.
Includes (i) 77,531 shares that Mr. Nelson has the right to acquire upon exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008; (ii) 437 shares held by Mr. Nelson’s daughter; (iii) 84 shares held by Mr. Nelson’s grandson; (iv) 500 shares which are held by a family trust over which Mr. Nelson serves as co-trustee; and (v) 9,437 shares held by a family trust, over which Mr. Nelson serves as a co-trustee and of which his wife is a beneficiary.

11.	Includes 54,750 shares that Mr. Wilson has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008.

12.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 6, 2008.  As investment advisor, Baillie Gifford & Co., (Baillie) has sole voting power over 4,519,040 of the shares and sole dispositive power with respect to all shares.  The business address of Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

13.
Based upon such holder’s Schedule 13G/A filed with the SEC on January 29, 2008.  As investment advisor, Columbia Wanger Asset Management, L.P. (Columbia) has sole voting power over 4,000,000 shares and sole dispositive power with respect to all shares.  The shares reported herein include the shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by Columbia.  CAT holds 7.19% of our outstanding Common Stock.  The business address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

14.
Based upon such holder’s Schedule 13G filed with the SEC on February 13, 2008.  As investment advisor, Invesco, Ltd (Invesco) has beneficial ownership of 2,918,934 shares (6.14%) with sole voting power over 2,918,810 of such shares and sole dispositive power with respect to all shares.  The business address of Invesco is 1360 Peachtree Street NE, Atlanta, GA  30309.

15.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 12, 2008.  These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  Under the reporting requirements of the Exchange Act, Price Associates is considered to be the beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  The business address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

16.
Based upon such holder’s Schedule 13G/A filed with the SEC on January 31, 2008.  All of the shares reported are owned by investment advisory clients of TimesSquare Capital Management, LLC (TimesSquare) and such clients have the right to receive dividends from and proceeds from the sale of such shares.  To TimesSquare’s knowledge, the interest of no one of the clients relates to more than 5% of the class.  In its role as investment adviser, TimesSquare has sole voting power over 3,574,617 shares and dispositive power with respect to all shares.  The business address of TimesSquare is Four Times Square, 25th Floor, New York, New York 10036.

17.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 14, 2008.  As investment advisor, Wasatch Advisors, Inc. (Wasatch) has voting and dispositive power with respect to all shares.  The business address of Wasatch is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

18.
Includes 2,630,136 shares that such persons have the right to receive upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 14, 2008.  Also includes 974,326 shares held in family trusts, 101,231 shares held in charitable foundations and 53,294 shares held by family members of such persons.

EQUITY COMPENSATION PLAN INFORMATION

For a complete description of the Company’s equity compensation plans, see Note 7 to the Company’s 2007 Annual Report on Form 10-K, which is incorporated herein by reference.

The following table provides information about shares of Common Stock that may be issued upon the exercise of options under all of the Company’s existing equity compensation plans as of December 31, 2007.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders
2007 Long-Term Incentive Plan (2007 LTIP)	271,425	37.85	1,181,174(1)
2002 Long-Term Incentive Plan (2002 LTIP)	2,444,531	25.58	—
1998 Stock Option Plan	2,713,661	7.37	—
1995 Stock Option Plan	37,274	2.67	—
Employee Stock Purchase Plan	—	—	455,270
Non-Employee Directors Equity Incentive Plan	410,474	17.90	—
Equity compensation plans not approved by stockholders	—	—	—
TOTAL	5,877,365	17.05	1,636,444

1.	Includes 37,599 shares that may be issued as restricted stock

As of December 31, 2007, the weighted-average remaining contractual term of outstanding stock options is approximately 4.78 years. Of the outstanding options, 3,572,108 are vested and exercisable and these shares have a weighted-average exercise price of approximately $9.65 per share.  The 2,305,257 unvested options have a weighted-average exercise price of approximately $27.63 per share.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee (the Committee) is comprised solely of independent directors within the meaning of applicable Securities and Exchange Commission and NASDAQ Marketplace Rules.  The Committee’s responsibilities and duties are outlined in detail in our Compensation Committee charter, which is available on our website at www.poolcorp.com.  Pursuant to the charter, the Committee is responsible for oversight of our executive compensation and makes recommendations to the entire Board with respect to director compensation, incentive-compensation plans for senior management and equity-based plans for all employees.  The Committee has full and final authority in connection with the administration of our stock plans and in its sole discretion, may grant options and make awards of shares under such plans.

The Committee has three regularly scheduled meetings each year and meets at other times as necessary.  At its Winter meeting, typically held in February, the Committee’s agenda generally includes review and discussion of the following:

▪	compensation, benefits, performance and corporate goals and objectives of executive officers and senior managers;
▪	our Compensation Discussion and Analysis;
▪	the Committee’s Compensation Report;
▪	the Committee’s composition, independence and self-evaluation results;
▪	non-employee director compensation;
▪	our incentive compensation plans and equity-based plans;
▪	equity grants;
▪	new compensation related rules and pronouncements; and
▪	other items and organizational duties that may arise.

At its Summer meeting, typically held in August, the Committee’s agenda generally includes review and discussion of the following:

▪	organizational planning and development of senior management, including succession planning;
▪	equity grants, if any; and
▪	other items and organizational duties that may arise.

At its Fall meeting, typically held in October or November, the Committee’s agenda generally includes review and discussion of the following:

▪	the Committee’s Charter;
▪	equity grants, if any;
▪	an initial draft of our Compensation Discussion and Analysis;
▪	new compensation related rules and pronouncements;
▪	the Committee’s self-evaluation process; and
▪	other items and organizational duties that may arise.

The Committee has the authority to engage the services of outside advisers, experts and others to aid it.  Specifically, the Committee may periodically retain compensation consultants to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives.  In addition, when changes to specific compensation programs are considered, the Committee may use an outside consultant to review the design and suitability of that specific program.

In 2007, the Committee engaged Lyons, Benenson & Company, Inc. (Lyons) to review and comment upon director and senior management compensation.  Lyons reported directly to the Committee Chairman.  The Committee provided Lyons with preliminary instructions and in particular, instructed Lyons to examine our director compensation program against our peer group as well as the broader market for directors at companies similar in size.  The Committee then requested that Lyons provide advice on the competitiveness of our director compensation program and recommend any changes.  Based on Lyons’ recommendations, the Committee recommended to our Board that our director compensation program be revised and in May 2007, the program was revised.  See “Director Compensation” below.  Lyons further reviewed and provided advice on the composition of our 2007 and 2008 peer groups and our senior management compensation structure, which the Committee relied upon in setting our 2008 executive compensation.  Lyons’ analysis, which was presented to the Committee Chairman for the Committee’s consideration, included review of publicly available proxy data for the peer group as well as its proprietary survey data.

Additionally, with regard to executive compensation, the Committee relies upon data, analysis and recommendations from our CEO.  The CEO assists the Committee with developing the peer group analysis and provides recommendations with respect to potential senior management compensation.  The Committee reviews such recommendations, but ultimately uses its collective judgment to determine senior management compensation.  The CEO does not provide recommendations for his own compensation as the Committee independently determines and approves his compensation.  Although the CEO attends Committee meetings at which executive compensation matters are considered, he is not present when the Committee deliberates or votes on his compensation.

Compensation Philosophy

Our senior management compensation philosophy is that total compensation should be targeted to be “at market” overall, should vary with our performance in achieving financial and non-financial objectives, should be tied to individual and group performance and that any long-term incentive compensation should be closely aligned with shareholders’ interests. We believe that at-risk compensation should rise as an employee’s responsibility increases. Our strategic compensation design priorities emphasize our philosophy and are as follows:

▪	pay-for-performance;
▪	employee retention;
▪	cost management;
▪	internal equity among employees;
▪	alignment with shareholders’ interests; and
▪	continued focus on effective corporate governance.

The Committee determines “market” compensation through a process that includes a review of our executive compensation programs and practices and an analysis of all executive compensation elements. The Committee compares these compensation components individually and in the aggregate to the compensation of the top five most highly compensated executive officers of companies it uses as its senior management “peer group” (the peer group is sometimes referred to as the “market”) as published in their proxy statements.  The peer group consists of a cross-industry subset of National Association of Wholesale Distributors, all of which are publicly traded companies considered to be in a size range (based on revenue, market capitalization and EBITDA) that individually and in the aggregate are comparable to us.  The Committee reviews the total annual compensation opportunity that each executive could potentially receive and, for perspective, reviews previous years’ compensation value for executives and the relationship to other employees at the Company.

Our 2007 peer group consisted of the following:

▪ Airgas, Inc.	▪ Patterson Companies, Inc.
▪ Beacon Roofing Supply, Inc.	▪ Performance Food Group Company
▪ Central Garden and Pet Company	▪ PSS World Medical, Inc.
▪ Fastenal Company	▪ Uap Holding Corp.
▪ Interline Brands, Inc.	▪ Watsco, Inc.
▪ MSC Industrial Direct Company Inc.

Based upon the Committee’s review of the market data, the Committee believes that individually and as a group, 2007 senior management compensation was below market levels, due in part to our rapid growth over the last several years compared to our peers.  To address this issue as well as to fill a gap in senior management compensation plans focused on improving our intermediate-term performance, we added the SPIP in 2006.  However, performance under the 2006 SPIP did not result in additional compensation payments to senior management for the 2006 or 2007 plan period.  Accordingly, the Committee re-evaluated the 2006 SPIP and in 2008, replaced it with a new program to better address the gap in senior management compensation and also adjusted certain compensation components, such as base salary and annual cash incentive potential.

Objectives

Our compensation objective is to link compensation to continuous improvements in corporate performance and increases in shareholder value. This objective applies to all employees, with a more significant level of at-risk compensation as an employee’s responsibility increases. Our executive compensation program goals are as follows:

▪
set pay levels that are necessary to attract, retain and motivate highly qualified executives considering the overall market competitiveness for executive talent while balancing the relationship between total shareholder return and direct compensation;

▪	align executive pay with shareholders’ interests;

▪	recognize superior individual and group performance;

▪
balance short-term and long-term compensation to complement our annual and long-term business objectives and strategies and encourage the fulfillment of our objectives and strategies through executive performance;

▪	offer compensation opportunities based on our performance; and

▪	encourage equity participation by executives.

Implications

To achieve our objectives, we use a variety of equity and non-equity and short-term and long-term compensation components.  In determining the proper mix among these components, we try to balance our short-term objectives with our long-term strategic growth objectives while enabling us to recruit and retain talent and create long-term value for both executives and shareholders.

Compensation Components

The Committee determines each compensation component’s weight, considering the peer group at a total delivered compensation, total cash compensation and the amount “at-risk” and “fixed”.

The primary components of annual pay to our executive officers are as follows:

▪	base salary;

▪	annual cash incentive (bonus);

▪	long-term equity incentive (stock options or restricted shares);

▪	long-term non-equity incentive (SPIP); and

▪	benefits.

As discussed in “Compensation Philosophy” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash incentives and long-term equity compensation; as a result, their compensation will be more significantly correlated, both upward and downward, to our financial and stock price performance. Because of this correlation, the Committee believes its executives have more “compensation risk” than its peer group’s executives. Each compensation component is discussed in more detail below.

Base Salary
(Summary Compensation Table, Column 3)

Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent.  We target total executive compensation and total cash compensation at the adjusted peer group’s median compensation for similar positions.  However, our base salary is more conservative and thus, consistent with our overall philosophy of at-risk or pay-for-performance.  We compare executive base salary with other employees’ compensation for internal pay equity purposes.  In determining an executive’s base salary, the Committee reviews Company and individual performance information and peer group executive compensation information derived from compensation surveys.

Annual Cash Incentive
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual cash incentive (annual bonus) to focus corporate behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics. Based on the target bonus concept, we offer executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions from year to year. Each year, objectives are set for the Company, our business units and individual executives against which actual performance is later measured. At the year’s first Committee meeting, which is generally held in February, the Committee approves annual bonus payments for the prior year’s performance and reviews and approves goals for each Named Executive Officer for the current year. Annual bonus payments, if any, are normally made in February after the end of the performance period in which the bonuses were earned.

In 2007, the annual bonus calculation for Mr. Perez de la Mesa and the other Named Executive Officers contained the following two objective performance criteria categories:

▪	specific Company financial measures; and
▪	certain business objectives.

The table below details various compensation opportunities available to each of our Named Executive Officers under various performance scenarios. The extent to which objectives are achieved determines the incentive earned.  In 2007, the potential annual bonus for our Named Executed Officers was limited to 100% of base salary.

Annual Cash Incentive (Expressed as a percentage of base salary)

	Diluted Earning per Share (1)				Operational Cash Flow (2)		Return on Total Assets (3)			Other Specific Business Objectives(4)	Maximum Opportunity
	$2.00	$2.05	$2.10	$2.15	$80M	$100M	20%	21%	22%
Mr. Perez de la Mesa	15%	30%	45%	60%	0%	10%	3.5%	7%	10%	20%	100%
Mr. Joslin	10	20	30	40	0	10	3.5	7	10	40	100
Mr. Cook	12.5	25	37.5	50	N/A	N/A	N/A	N/A	N/A	50	100
Mr. Nelson	12.5	25	37.5	50	N/A	N/A	N/A	N/A	N/A	50	100
Mr. Wilson	12.5	25	37.5	50	N/A	N/A	N/A	N/A	N/A	50	100

1.	Based on our diluted earnings per share for the year ended December 31, 2007, with pro-forma adjustments deemed appropriate by the Committee.

2.	Based on our net cash provided by operating activities for the year ended December 31, 2007, with pro-forma adjustments deemed appropriate by the Committee.

3.
Based on our return on total assets for the year ended December 31, 2007, which is calculated by dividing 2007 pre-tax income by average total assets, with pro-forma adjustments as necessary to account for non-operating activities that affect return on assets.  We calculate average total assets by dividing the sum of total assets at each month end by twelve.

4.	Each executive’s respective business objectives reflect operational improvements related to their specific responsibilities.

Mr. Perez de la Mesa’s business objectives relate to the following:
▪	organization planning and development (10%); and
▪	strategic plan development (10%).

Mr. Joslin’s business objectives relate to the following:
▪	treasury and investor relations (8%);
▪	financial, audit and tax management (8%);
▪	human resources (8%);
▪	business support (8%); and
▪	expense management (8%).

Mr. Cook’s business objectives relate to the following:
▪	group operating profit and return on assets (35%);
▪	sales and marketing initiatives (10%); and
▪	organizational planning and development (5%).

Mr. Nelson’s business objectives relate to the following:
▪	inventory (12.5%);
▪	budget objectives (15%);
▪	specific operations objectives (12.5%); and
▪	strategic plan coordination (10%).

Mr. Wilson’s business objectives relate to the following:
▪	group operating profit and return on assets (35%);
▪	sales and marketing initiatives (10%); and
▪	organization planning and development (5%).

Each of the above executive officer’s respective business objectives reflect our focus on continued growth and improvement in execution over our past performance.  We believe that in each case, the objectives are attainable, but represent stretch goals that each executive may or may not be able to achieve.

In setting annual cash incentive measures, significant weight is given to our overall performance as measured by diluted earnings per share.  We believe that diluted earnings per share is the best annual bonus measure because it is the best short-term shareholder value indicator, it is performance-based and it is an effective annual measurement. We also set individual measures that give the greatest impact and correlation to overall performance based on the respective executive’s duties, as each executive’s role and responsibility toward achieving our performance and increased value differs.  The Committee may allow discretionary adjustments based on an individual executive’s exceptional performance in one or more categories; but total payouts cannot exceed the overall cap. The Committee applied this discretion and awarded our executive officers approximately 10% to 20% of base salary above the calculated bonus levels for the 2007 annual bonus plan.  In exercising its discretion, the Committee took into account our relative performance in an extremely difficult market and each executive’s individual contribution to that performance.  The Committee believes this discretionary aspect enables a more comprehensive performance review without relying solely on a formula based approach.

Long-Term Non-Equity Incentive
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

In 2006, our shareholders approved the 2006 SPIP for our senior officers and general managers.  The 2006 SPIP was implemented to provide senior management with an additional incentive to execute strategic initiatives and achieve substantial organic growth in operating profit and earnings per share over a three-year period.  The 2006 SPIP was also intended to provide an opportunity to bring senior management’s cash and total compensation to market levels.

We adopted this long-term non-equity incentive method to integrate the strategic plan process into management’s compensation, contribute to continuing our historical accelerated growth and compensate our executives commensurate with our peers.  The 2006 SPIP was also to afford us the opportunity to focus our executives’ efforts on performance measures other than stock price and offer long-term reward possibilities that are not exclusively dependent on stock price improvement.

Under the 2006 SPIP, each of our Named Executive Officers was eligible to earn an incentive in an amount up to two times his base salary based on our organic growth in earnings per share over a three-year period.  Our Named Executive Officers’ opportunity to earn an award under the 2006 SPIP was based on our internal earnings per share growth at a compounded annual growth rate greater than 20% during a performance period.  No awards were earned under the 2006 SPIP in 2006 or 2007.  As a result, the Committee re-evaluated the SPIP and at its February 2008 meeting, replaced the SPIP with a new Strategic Plan Incentive Program (new Program).  This new Program also serves to provide senior management with an additional incentive to be earned upon the achievement of specified earnings objectives related to our strategic plan.

Long-Term Equity Incentive
(Summary Compensation Table, Columns 5-6)
(Grants of Plan-Based Awards, Columns 5-8)
(Outstanding Equity Awards at Fiscal Year-End)

Our approach to long-term incentives in 2007 consisted of equity-based incentives principally in the form of stock options, which provide reward only upon improvement in our stock price.  Additionally, we closely align employee interests with the longer-term shareholders’ interests by encouraging equity participation in the Company.  All management-level employees are eligible to receive stock options.  Each respective employee’s responsibility and performance and relevant market data determined the individual option grant levels in 2007.  We believe that long-term equity incentives in the form of stock options align executive performance with shareholder interest because employees have a vested interest in our stock performance and the value only appreciates from stock price improvement after the grant date.  Equity compensation encourages our executives to have an owner’s perspective in managing our Company.  Although we encourage executive stock ownership, we have no established requirements on Company stock ownership.

We have reviewed other long-term equity compensation forms.  Considering the impact from alignment with shareholder interests, accounting costs, perceived value and cash cost, we believe that long-term equity incentive based, primarily in the form of stock options, is the best alternative.  We use the following vesting schedules to encourage employee equity holding and employment retention:

Length of Service to the Company	Option Vesting Schedule
Less than five years	100% vest five years after the grant date
More than five years	50% vest three years after the grant date 50% vest five years after the grant date

In 2007 and periodically in the past, we have granted shares of restricted stock.  In 2007 and 2004, we granted restricted shares in an amount up to one-third of the number of stock options granted to certain executives.  These shares were awarded to reward extraordinary, consistent, long-term Company growth.  Restricted shares convey all the rights of a shareholder, including the right to vote and receive dividends, but the executive may not sell or transfer the shares during the vesting period.  Employee restricted stock awards generally vest after 5 years of continued service to the Company, which we believe provides a strong, long-term performance and retention incentive for executives.

Currently, we grant stock options and determine their exercise price at the year’s first Committee meeting, which is normally held in February.  This annual basis aligns with the annual performance-review and compensation-adjustment cycle.  In 2007, executive officers and certain other senior managers received their equity grants at the annual stockholder meeting held in May after we obtained shareholder approval of our 2007 LTIP.  Stock options are granted at an exercise price equal to our stock’s closing price on the grant date.  The Committee may also award stock options to employees hired during the year.

As an employee’s responsibility increases, stock options become a greater percentage of his or her total compensation, equating to more at-risk compensation to higher-level employees.  Equity grants are a key element to our total compensation packages.

Savings Plans
(Summary Compensation Table, Column 7)
(All Other Compensation Table, Column 4)
(Nonqualified Deferred Compensation)

Our 401(k) Plan permits eligible employees to defer up to the Internal Revenue Code limit.  For 2007, the limit was $15,500 or $20,500 for participants who attained the age of 50 during the plan year.  We contribute a 100% match on the first 3% of compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Deferred Compensation Plan, which allows certain employees who occupy key management positions (including all of the Named Executive Officers) to defer eligible cash compensation, allows participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan.  Our total Company matching contributions given to a participant under the 401(k) Plan and the PoolCorp Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation.

Perquisites
(Summary Compensation Table, Column 7)
(All Other Compensation Table)

Our philosophy is that perquisites should be limited. In line with our philosophy, our executives are offered few benefits that are not otherwise available to all of our employees.  We provide certain employees, including the Named Executive Officers, with their choice of either a Company vehicle (including maintenance, insurance and fuel) or an auto allowance. We allow these employees to use their vehicles for personal and business reasons.  At the end of a lease term, officers may choose to purchase their Company vehicle at book value.  Additionally, we waive medical and dental monthly premiums for officers, including each of the Named Executive Officers.

Post-Employment Matters

Under Mr. Perez de la Mesa’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of six months.  The agreement also provides that Mr. Perez de la Mesa may not compete with the Company for two years following the termination of his employment.  The other Named Executive Officers have also signed employment agreements, which entitle them to receive their respective base salary for a period of up to three months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination.  The Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses.  Further, the Committee believes that these payment levels are below the general practice among comparable companies.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our Named Executive Officers other than those discussed above or otherwise available to all Company employees.

Certain Tax Considerations

Under Section 162(m) of the Internal Revenue Code (Section 162(m)), public companies may generally not take a tax deduction for compensation in excess of $1 million paid to a company’s chief executive officer or any of the four other most highly compensated officers.  Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives.  We have not adopted a policy that all compensation must be deductible.

If compensation qualifies as “performance-based” under Section 162(m), it does not count against the $1 million deduction limit.  Management believes the stock option awards under our 1998 Stock Option Plan (the 1998 Plan), 2002 LTIP and 2007 LTIP presently meet the performance-based compensation requirements under Section 162(m).  We expect that 2007 compensation paid to executive officers is fully deductible.

Summary

After review of all existing programs, consideration of current market and competitive conditions, and alignment with our overall compensation objectives and philosophy, we believe that the total compensation program for our executives is appropriately focused on increasing value for shareholders and enhancing corporate performance. We believe that a significant part of executive pay is properly tied to stock appreciation or shareholder value through stock options, restricted stock grants and incentive performance measures. We further believe that our executive compensation levels, while currently below market, have the potential to be competitive with the compensation programs offered by other corporations with which we compete for executive talent.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our Named Executive Officers in 2007.  Based on the totals of the amounts included in the Summary Compensation Table for 2007, base salary accounted for approximately 35% of the total compensation for the Named Executive Officers while non-equity incentive compensation accounted for approximately 50% of the total compensation for the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(5) ($)	Total ($)
Manuel J. Perez de la Mesa	2007	390,000	117,000	—	759,478	61,040	1,327,518
President and Chief	2006	367,500	238,875	—	751,975	48,305	1,406,655
Executive Officer	2005	350,000	332,500	—	718,392	39,717	1,440,609
Mark W. Joslin	2007	225,000	67,500	37,320	186,934	36,451	553,205
Chief Financial Officer	2006	210,000	128,100	41,464	152,717	35,719	568,000
and Vice President	2005	200,000	176,900	93,987	93,007	32,102	595,996
A. David Cook	2007	240,000	72,000	81,161(4)	205,447(4)	31,628	630,236
Group Vice President	2006	210,000	131,250	32,501	198,097(4)	36,113	607,961
	2005	200,000	190,000	32,501	190,732	28,883	642,116
Stephen C. Nelson	2007	200,000	60,000	98,467(4)	209,523(4)	29,501	597,491
Vice President	2006	180,000	111,600	13,000	133,589(4)	27,846	466,035
	2005	160,000	139,200	13,000	90,539	28,383	431,122
Christopher W. Wilson	2007	210,000	63,000	68,323(4)	160,816(4)	32,170	534,309
Group Vice President	2006	180,000	90,000	13,000	117,468(4)	31,086	431,554
	2005	170,000	144,500	13,000	90,695	26,914	445,109

1.	Consists of amounts earned under our annual bonus program. There were no payouts under the SPIP, our long-term non-equity incentive plan, for the 2006 and 2007 performance periods.

2.
Amounts shown do not reflect compensation actually received by the officers.  Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards (SFAS) 123(R), Share-Based Payments,  for the fiscal years ended December 31, 2007, 2006 and 2005, respectively, except that the impact of estimated forfeitures related to service-based vesting conditions is excluded.  We calculated the share-based compensation expense for stock awards based on the fair value of the awards on the respective grant dates.

3.
Amounts shown do not reflect compensation actually received by the officers.  Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) for the fiscal years ended December 31, 2007, 2006 and 2005, respectively.  These amounts include share-based compensation expense for awards granted in and prior to 2007.  Assumptions used in the calculation of the estimated fair value of option awards granted in 2005, 2006 and 2007 are included in footnote 7 to the Company’s audited financial statements included in Item 8 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

4.
Amounts shown reflect partial acceleration of share-based compensation expense for awards granted in 2006 and 2007.  Since these employees will become eligible for retirement (as defined by the retirement provisions within the stock option and restricted stock agreements for awards granted under our 2007 LTIP) prior to the vest date(s) of these awards, we recognize the share-based compensation expense ratably over the implied requisite service period in accordance with SFAS 123(R).  The implied requisite service period is the period between the grant date and the date the employee becomes eligible for retirement.

5.
For detail of the major components of this category, see the All Other Compensation Table below.  Mr. Perez de la Mesa’s 2007 total also includes $17,622 in other compensation related to his purchase of a vehicle previously owned by the Company.  Mr. Joslin’s 2006 total also includes $3,012 in other compensation related to a discount on pool products purchased from the Company.

ALL OTHER COMPENSATION TABLE

The following table describes the major components of the All Other Compensation column of the Summary Compensation Table:

Name	Year	Company Paid Insurance Premiums ($)	Registrant Contributions to Defined Contribution Plans ($)	Vehicle Lease, Maintenance and Insurance Expense or Automobile Allowance for a Vehicle Used for Both Business and Personal Purposes ($)
Manuel J. Perez de la Mesa	2007	3,327	25,061	15,030
	2006	2,314	28,000	17,991
	2005	5,489	16,804	17,424
Mark W. Joslin	2007	3,218	14,124	19,109
	2006	2,314	12,240	18,153
	2005	5,489	9,308	17,305
A. David Cook	2007	3,357	9,000	19,271
	2006	1,843	13,985	20,285
	2005	3,695	9,331	15,857
Stephen C. Nelson	2007	2,716	12,385	14,400
	2006	1,508	11,938	14,400
	2005	3,695	10,288	14,400
Christopher W. Wilson	2007	5,047	9,000	18,123
	2006	3,614	8,945	18,527
	2005	3,695	5,906	17,313

The Grants of Plan-Based Awards Table below summarizes the non-equity incentive plan and equity incentive plan awards to our Named Executive Officers in 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target* ($)	Max ($)
Manuel J. Perez de la Mesa	5/8/2007(1)	N/A	N/A	N/A	60,000(6)	37.85	767,844
	2/13/2007(2)	117,000	390,000	N/A	N/A	N/A	N/A
	2/13/2007(3)	0(4)	820,000	N/A	N/A	N/A	N/A
Mark W. Joslin	5/8/2007(1)	N/A	N/A	N/A	15,000(7)	37.85	215,412
	5/8/2007(1)	N/A	N/A	5,000(5)	N/A	N/A	189,250
	2/13/2007(2)	67,500	225,000	N/A	N/A	N/A	N/A
	2/13/2007(3)	0(4)	470,000	N/A	N/A	N/A	N/A
A. David Cook	5/8/2007(1)	N/A	N/A	N/A	18,000(6)	37.85	230,353
	5/8/2007(1)	N/A	N/A	6,000(5)	N/A	N/A	227,100
	2/13/2007(2)	72,000	240,000	N/A	N/A	N/A	N/A
	2/13/2007(3)	0(4)	520,000	N/A	N/A	N/A	N/A
Stephen C. Nelson	5/8/2007(1)	N/A	N/A	N/A	11,250(6)	37.85	143,971
	5/8/2007(1)	N/A	N/A	3,750(5)	N/A	N/A	141,938
	2/13/2007(2)	60,000	200,000	N/A	N/A	N/A	N/A
	2/13/2007(3)	0(4)	430,000	N/A	N/A	N/A	N/A
Christopher W. Wilson	5/8/2007(1)	N/A	N/A	N/A	18,000(6)	37.85	230,353
	5/8/2007(1)	N/A	N/A	6,000(5)	N/A	N/A	227,100
	5/8/2007(2)	63,000	210,000	N/A	N/A	N/A	N/A
	5/8/2007(3)	0(4)	460,000	N/A	N/A	N/A	N/A

   *  The amounts reflected in this column reflect actual payout amounts for 2007 performance.

1.	Granted under our 2007 LTIP.

2.
Annual Bonus Program. See Compensation, Discussion and Analysis, “Annual Cash Incentive”.  The target annual bonus payout amounts included in this table reflect the actual payout amounts for 2007 performance, which are also disclosed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.  The maximum annual bonus payout amounts included in this table reflect 100% of the 2007 base salary amounts for each of the Named Executive Officers.

3.
In 2006, we established our SPIP, which rewards organic earnings per share growth over a three-year period. Payouts are earned when compounded annual growth of organic earnings per share exceeds 20%.  These grants are for the 2009 performance period that commenced January 1, 2007 and will end December 31, 2009.  The Company’s actual 2006 diluted earnings per share, which is subject to adjustments described in the SPIP, serves as the baseline for this period.  The maximum SPIP payouts for the 2009 performance period are based upon the 2008 base salaries.

4.
The target SPIP payout amounts of zero for the 2009 SPIP performance period are reported as a representative amount based on the actual payout amount for the last completed performance period (2007), which was zero.

5.
These restricted awards have a five year cliff vest, but they would fully vest upon a change in control. The awards convey all rights of a shareholder, including the right to vote and receive dividends, but may not be sold or transferred during the vesting period.

6.	These options vest 50% after three years and 50% after five years, but they would fully vest upon a change in control.

7.	These options vest after five years, but they would fully vest upon a change in control.

The following table summarizes the outstanding equity awards for each Named Executive Officer as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)
Manuel J. Perez de la Mesa	02/25/1999	253,125	—	2.64	02/25/2009	N/A	N/A
	02/16/2000	253,125	—	4.84	02/16/2010	N/A	N/A
	02/21/2001	253,125	—	9.83	02/21/2011	N/A	N/A
	02/13/2002	90,000	—	12.96	02/13/2012	N/A	N/A
	02/11/2003	—	90,000(1)	11.98	02/11/2013	N/A	N/A
	02/09/2004	—	75,000(2)	21.67	02/09/2014	N/A	N/A
	02/14/2005	—	60,000(3)	31.51	02/14/2015	N/A	N/A
	02/08/2006	—	60,000(4)	38.79	02/08/2016	N/A	N/A
	05/08/2007	—	60,000(5)	37.85	05/08/2017	N/A	N/A
Mark W. Joslin	08/09/2004	—	22,500(6)	26.65	08/09/2014	N/A	N/A
	02/14/2005	—	22,500(7)	31.51	02/14/2015	N/A	N/A
	02/08/2006	—	20,000(8)	38.79	02/08/2016	N/A	N/A
	05/08/2007	—	15,000(9)	37.85	05/08/2017	5,000(11)	99,150(13)

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)
A. David Cook	02/21/2001	40,500	—	9.83	02/21/2011	N/A	N/A
	02/13/2002	33,750	—	12.96	02/13/2012	N/A	N/A
	02/11/2003	16,875	16,875(1)	11.98	02/11/2013	N/A	N/A
	02/09/2004	7,500	7,500(2)	21.67	02/09/2014	7,500(12)	148,725(13)
	02/14/2005	—	18,000(3)	31.51	02/14/2015	N/A	N/A
	02/08/2006	—	18,000(4)	38.79	02/08/2016	N/A	N/A
	05/08/2007	—	18,000(5)	37.85	05/08/2017	6,000 (11)	118,980(13)
Stephen C. Nelson	02/16/2000	22,781	—	4.84	02/16/2010	N/A	N/A
	02/21/2001	16,200	—	9.83	02/21/2011	N/A	N/A
	02/21/2001	4,050	—	0.00(10)	02/21/2011	N/A	N/A
	02/13/2002	13,500	—	12.96	02/13/2012	N/A	N/A
	02/11/2003	—	13,500(1)	11.98	02/11/2013	N/A	N/A
	02/09/2004	3,000	3,000(2)	21.67	02/09/2014	3,000(12)	59,490(13)
	02/14/2005	—	9,000(3)	31.51	02/14/2015	N/A	N/A
	02/08/2006	—	12,000(4)	38.79	02/08/2016	N/A	N/A
	05/08/2007	—	11,250(5)	37.85	05/08/2017	3,750 (11)	74,363(13)
Christopher W. Wilson	02/21/2001	16,200	—	9.83	02/21/2011	N/A	N/A
	02/21/2001	4,050	—	0.00(10)	02/21/2011	N/A	N/A
	02/13/2002	13,500	—	12.96	02/13/2012	N/A	N/A
	02/11/2003	—	13,500(1)	11.98	02/11/2013	N/A	N/A
	02/09/2004	3,000	3,000(2)	21.67	02/09/2014	3,000(12)	59,490(13)
	02/14/2005	—	9,000(3)	31.51	02/14/2015	N/A	N/A
	02/08/2006	—	12,000(4)	38.79	02/08/2016	N/A	N/A
	05/08/2007	—	18,000(5)	37.85	05/08/2017	6,000 (11)	118,980(13)

1.	These options vested 100% on February 11, 2008.

2.	These options will vest 100% on February 9, 2009.

3.	These options vested 50% on February 14, 2008 and will vest 50% on February 14, 2010.

4.	These options will vest 50% on February 8, 2009 and 50% on February 8, 2011.

5.	These options will vest 50% on May 8, 2010 and 50% on May 8, 2012.

6.	These options will vest 100% on August 9, 2009.

7.	These options will vest 100% on February 14, 2010.

8.	These options will vest 100% on February 8, 2011.

9.	These options will vest 100% on May 8, 2012.

10.	The original grant date exercise price was $0.01 for these penny option awards. The $0.00 exercise price reflects the impact of stock splits and rounding.

11.	These shares will vest 100% on May 8, 2012.

12.	These shares will vest 100% on February 9, 2009.

13.	Market value at end of fiscal year.

The Option Exercises and Stock Vested Table below summarizes the number of shares acquired and the dollar amounts realized by Named Executive Officers in 2007 on the exercise of stock options and on the vesting of restricted stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
Manuel J. Perez de la Mesa	N/A	N/A	N/A	N/A
Mark W. Joslin	N/A	N/A	2,500(1)	91,350(2)
A. David Cook	35,437	1,284,510	N/A	N/A
Stephen C. Nelson	N/A	N/A	N/A	N/A
Christopher W. Wilson	N/A	N/A	N/A	N/A

1.	Grant of 7,500 restricted shares (split-adjusted) in 2004 that vest one-third per year over a three-year period.

2.	We calculated by multiplying the number of shares by the closing price of our Common Stock on the vest date.

NONQUALIFIED DEFERRED COMPENSATION

Under our PoolCorp Deferred Compensation Plan, certain executives, including our Named Executive Officers, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation.  Participants choose to invest their deferrals in one or more specified investment funds.  Participants may change their fund selection at any time, subject to certain limitations.  The table below shows the funds available and their annual rate of return for the calendar year ended December 31, 2007 as reported by T. Rowe Price.  Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	19.73%	TRP Retirement Income Fund	6.09%
First American Mid Cap Value	4.67%	TRP Retirement 2005 Fund	6.67%
Keeley Small Cap Value Fund	7.17%	TRP Retirement 2010 Fund	6.65%
MSIF U.S. Real Estate Fund, B	-16.80%	TRP Retirement 2015 Fund	6.75%
TRP Equity Income Fund	3.30%	TRP Retirement 2020 Fund	6.73%
TRP Growth Stock Fund	10.37%	TRP Retirement 2025 Fund	6.81%
TRP Mid-Cap Growth Fund	17.65%	TRP Retirement 2030 Fund	6.83%
TRP New Income Fund	6.33%	TRP Retirement 2035 Fund	6.81%
TRP Prime Reserve Fund	4.87%	TRP Retirement 2040 Fund	6.77%
TRP Equity Index 500	5.43%	TRP Retirement 2045 Fund	6.84%
TRP Small Cap Stock Fund	-1.75%	TRP Value Fund	0.75%

Benefits under our PoolCorp Deferred Compensation Plan will be paid to our Named Executive Officers as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment.  However, upon a showing of financial hardship and certain other requirements, a Named Executive Officer may be allowed to access funds in his deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination.  In the event of a change in control, all vested accrued benefits will automatically be accelerated and payable in full.  The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order if the amount is less than $10,000 or to pay employment taxes.  Benefits can be received either as a lump sum payment or installments.  The following table summarizes the non-qualified deferred compensation earned by our Named Executive Officers in 2007.  All amounts relate to our PoolCorp Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Manuel J. Perez de la Mesa	37,733	16,061	9,024	—	167,289(2)
Mark W. Joslin	113,730	5,124	21,967	—	320,913(3)
A. David Cook	—	—	2,213	—	48,956(4)
Stephen C. Nelson	30,000	3,385	9,730	—	125,310(5)
Christopher W. Wilson	45,000	—	9,662	—	135,513(6)

1.	These amounts are included in the Summary Compensation Table (All Other Compensation).

2.	Includes registrant contributions of $21,000 for 2006 and $9,804 for 2005 disclosed in the Summary Compensation Table (All Other Compensation)

3.	Includes registrant contributions of $4,740 for 2006 and $2,308 for 2005 disclosed in the Summary Compensation Table (All Other Compensation)

4.	Includes registrant contributions of $6,485 for 2006 and $2,723 for 2005 disclosed in the Summary Compensation Table (All Other Compensation)

5.	Includes registrant contributions of $4,438 for 2006 and $4,923 for 2005 disclosed in the Summary Compensation Table (All Other Compensation)

6.	Includes registrant contributions of $1,445 for 2006 and $0 for 2005 disclosed in the Summary Compensation Table (All Other Compensation)

Termination of Employment and Change-in-Control Arrangements

Stock options granted to Named Executive Officers, subject to certain limitations,

▪	immediately vest and become fully exercisable upon a change of control, death or disability;

▪
remain exercisable and continue to vest in accordance with their original schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years);

▪	are immediately forfeited, whether or not then exercisable, upon termination for cause; and

▪	remain exercisable and, subject to our discretion, continue to vest in accordance with their original schedule upon termination without cause.

Shares of restricted stock granted to executive officers, subject to certain limitations,

▪	fully vest upon a change of control, death or disability;

▪	continue to vest in accordance with the original vesting schedule upon retirement; and

▪	are immediately forfeited upon termination for any other reason, whether voluntary or involuntary.

Assuming a change of control occurred on December 31, 2007, the following table sets forth the value of all unvested stock options and shares of restricted stock held by the Named Executive Officers at December 31, 2007, that would immediately vest upon a change in control.

Name	No. of Shares Underlying Unvested Awards (#)		Unrealized Value of Unvested Awards ($)
	Option Awards	Stock Awards	Option Awards(1)	Stock Awards(2)	Total Unrealized Value of Unvested Awards
Manuel J. Perez de la Mesa	345,000	—	706,500	—	706,500
Mark W. Joslin	80,000	5,000	—	99,150	99,150
A. David Cook	78,375	13,500	132,469	267,705	400,174
Stephen C. Nelson	48,750	6,750	105,975	133,853	239,828
Christopher W. Wilson	55,500	9,000	105,975	178,470	284,445

1.
We calculated by multiplying the number of unvested in-the-money stock options by the closing price of our Common Stock as of December 31, 2007 and then deducting the aggregate exercise price for these options.

2.	We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 31, 2007.

Upon termination other than for cause, Mr. Perez de la Mesa is entitled to receive his base salary for a period of six months after termination and the other executive officers are entitled to receive their respective base salaries for a period of up to three months.  The table below presents the amounts we would pay to each Named Executive Officer upon a termination without cause as of December 31, 2007.

Name	Maximum cash payout upon termination without cause ($)
Manuel J. Perez de la Mesa	195,000
Mark W. Joslin	56,250
A. David Cook	60,000
Stephen C. Nelson	50,000
Christopher W. Wilson	52,500

Executive officers are not entitled to any additional compensation, perquisites or other personal benefits upon a change in control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

DIRECTOR COMPENSATION

The table below summarizes the compensation we paid to our non-employee directors and our Chairman during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrew W. Code	37,875	77,409	8,943	—	—	124,227
James J. Gaffney	61,000	77,409	8,943	—	—	147,352
George T. Haymaker, Jr.	45,500	77,409	8,943	—	—	131,852
Harlan F. Seymour	68,625	77,409	8,943	—	—	154,977
Robert C. Sledd	53,375	—	93,435	—	—	146,810
John E. Stokely	83,625	77,409	8,943	—	—	169,977
Wilson B. Sexton(4)	86,453	169,417	—	951	5,418	262,239

1.
Amounts shown do not reflect compensation actually received by the directors.  Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) for the fiscal year ended December 31, 2007.  The share-based compensation expense for stock awards was calculated based on the fair value of the awards as of the grant date.

2.
Amounts shown do not reflect compensation actually received by the directors.  Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) for the fiscal year ended December 31, 2007.  These amounts include share-based compensation expense for awards granted to Mr. Sledd in 2006 and 2007 and awards granted to the other directors in 2006. Assumptions used in the calculation of the share-based compensation expense for the Mr. Sledd’s option awards granted in 2007 include an eight year expected term, expected volatility of 31.7%, expected dividend yield of 1% and a risk free rate of 4.63%.

3.	As of December 31, 2007, options outstanding and options exercisable for each director included the following:

Director	Options Outstanding	Options Exercisable
Mr. Code	14,167	14,167
Mr. Gaffney	38,875	38,875
Mr. Haymaker	29,750	29,750
Mr. Seymour	48,875	48,875
Mr. Sledd	190,619	182,119
Mr. Stokely	96,688	96,688
Mr. Sexton	507,750	507,750

4.
In 2007, our Chairman, Mr. Sexton, who is employed by us primarily in the area of investor relations, received $86,453 in cash compensation and an award of 4,476 restricted shares for both his service as Chairman and for his work in investor relations. He also received $3,804,848 attributable to the exercise of stock options previously awarded. Mr. Sexton participates in our 401(k) Plan, Deferred Compensation Plan and medical, dental and long-term disability programs on the same basis as our officers.  Mr. Sexton’s share-based compensation expense for his 2007 stock award is fully accelerated as of the grant date since he met the eligibility requirements for retirement under his employee restricted stock agreement.

In 2007, the Board conducted a review of its non-employee director and Chairman compensation.  The Board retained the compensation consulting firm of Lyons, Benenson & Company, Inc. to assists with its review.  Upon conclusion of its review and analysis, the Board adopted the following cash compensation structure immediately following the annual shareholder meeting in May, 2007:

▪	Lead independent director annual retainer - $60,000
▪	Non-employee director annual retainer - $35,000
▪	Audit Committee chairman - $20,000
▪	Audit Committee membership - $10,000
▪	Compensation Committee chairman - $15,000
▪	Compensation Committee membership - $7,500
▪	Nominating and Corporate Governance Committee chairman - $15,000
▪	Nominating and Corporate Governance Committee membership - $7,500
▪	Strategic Planning Committee chairman - $15,000

Prior to the annual shareholder meeting in May, 2007, each non-employee director received an attendance fee of $4,000 for each Board meeting attended, $2,000 for each committee meeting attended as a member, $4,000 for each committee meeting attended as a chairman and $1,000 for each scheduled telephone meeting attended.  In May, the Board increased its annual retainer fee and instituted fixed annual meeting fees in place of paying fees for each meeting attended as described above.  The many responsibilities and risk of serving as a director of a public company require that we provide adequate incentives in order to attract and retain qualified and productive directors.  Our directors play a critical role in guiding our strategic direction and overseeing our management.

We reimburse our directors for reasonable out-of-pocket expenses they incur to attend Board and committee meetings.

Under the 2007 LTIP, each non-employee director had the option to receive either (i) 8,500 stock options with an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant; or (ii) 3,170 shares of restricted stock based on a fair market value on the date of grant of $120,000. Except under certain limited circumstances, the options and restricted stock vest no earlier than one year after the grant date.  Each option granted is exercisable for up to ten years after the grant date.  Assuming an equity value of $120,000, total non-employee Board annual compensation is $1,080,000 or an average of $180,000 per non-employee director.

Neither the Compensation Committee Report nor the Audit Committee Report set forth below shall be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and neither shall be deemed filed under such acts.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF POOL CORPORATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION COMMITTEE
George T. Haymaker, Jr., Chairman
Andrew W. Code
Robert C. Sledd

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm.  The Audit Committee also discussed other matters with the Company’s independent registered public accounting firm that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management.  This includes matters in the written disclosures provided by the Company’s independent registered public accounting firm to the Audit Committee as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee has determined that all non-audit services rendered by the Company’s independent registered public accounting firm during the years ended December 31, 2007 and 2006 did not impair the firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.  The Committee has also approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE
John E. Stokely, Chairman
James J. Gaffney
Harlan F. Seymour
Robert C. Sledd

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 1999, we entered into a lease agreement with S&C Development, LLC for a sales center facility in Mandeville, Louisiana. The sole member of S&C Development, LLC is A. David Cook, a POOL executive officer. The original seven year lease term commenced on January 1, 2000 and was set to expire on December 31, 2006. We renewed this lease for an additional seven year lease term.  In November, 2007, S&C Development, LLC sold this facility to an unrelated third party and the lease was assigned to the new landlord.

In January 2002, we entered into a lease agreement with S&C Development, LLC for additional warehouse space adjacent to our Mandeville sales center. The original five year lease term commenced on February 4, 2002, and was set to expire on December December 31, 2006. We renewed this lease for an additional seven year lease term.  We pay rent of $4,985 per month for the 8,600 square foot space.  The lease will expire on December 31, 2013.

In January 2001, we entered into a lease agreement with S&C Development, LLC for a sales center facility in Oklahoma City, Oklahoma. The ten year lease term commenced on November 10, 2001 and will expire on November 30, 2011.  As of December 31, 2007, we pay rent of $12,995 per month for the 25,000 square foot facility.

In March 1997, we entered into a lease agreement with Kenneth St. Romain, a Pool executive officer, for a sales center facility in Baton Rouge, Louisiana.  We extended this lease for a third term of five years, which commenced on March 1, 2007 and will expire February 28, 2012.  As of December 31, 2007, we pay rent of $10,723 per month for the 23,500 square foot facility.

In May 2001, we entered into a lease agreement with Kenneth St. Romain for a sales center facility in Jackson, Mississippi.  The seven year lease term commenced on November 16, 2001 and will expire on November 30, 2008.  As of December 31, 2007, we pay rent of $8,580 per month for the 20,000 square foot facility.

We believe the leases discussed above reflect fair market rates and terms that are as favorable to us as could be obtained with unrelated third parties. In February 2002, the Board determined that we will no longer enter into additional leases or material transactions with related parties.  Our Audit Committee Charter also requires that the Audit Committee review and approve all related person transactions.  The lease renewals described above were approved in advance by the Board and the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of our Common Stock with the SEC.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of these reports furnished, management believes that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2007 with the exception of the following: one late filing for Mr. Cook reporting an option exercise, one late filing for Mr. Wilson reporting the grant of restricted stock and one late filing for Mr. Stokely reporting the grant of restricted stock.  Each of the late filings was due to technical transmittal difficulties.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and recommends the ratification of such retention by the stockholders.  The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification of the retention of E&Y as the Company’s independent registered public accounting firm. If the stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider the selection.

Representatives of E&Y are expected to be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.  The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by E&Y.

	2007	2006
Audit Fees(1)	$792,000	$761,950
Audit Related Fees(2)	38,500	20,580
Tax Fees(3)	32,680	67,460
All Other Fees(4)	-	1,500
Total	$863,180	$851,490

1.
Audit Fees consisted of the audit of the financial statements included in our Annual Report on Form 10-K, the audit of our internal control over financial reporting and review of the financial statements included in our Quarterly Reports on Form 10-Q.  The 2006 Audit Fees have been revised to include $18,600 of audit services that were invoiced and paid subsequent to the date of our 2007 Definitive Proxy Statement.

2.	Audit Related Fees included accounting consultations and fees for employee benefit plan audits.

3.	Tax Fees consisted of assistance with tax compliance and the review of tax returns, tax consultation and planning services, and assistance in connection with tax audits.

4.	All Other Fees were for access to a research database.

The Audit Committee preapproves all audit and permissible non-audit services before such services begin.  Mr. Stokely, Audit Committee Chairman, has the delegated authority to preapprove such services and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting.  During fiscal years 2007 and 2006, the Audit Committee and/or the Audit Committee Chairman preapproved 100% of the services performed by E&Y.  A copy of our Procedure for Preapproval of Services by our Independent Audit Firm is posted on our website at www.poolcorp.com.

The Audit Committee has determined that all non-audit services rendered by E&Y during the years ended December 31, 2007 and 2006 did not impair the firm’s independence.

The Board of Directors unanimously recommends that our stockholders vote FOR the ratification of the retention of E&Y as our independent registered public accounting firm for fiscal year 2008.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS

In order to be considered for inclusion in the proxy materials related to our 2009 annual meeting of stockholders, we must receive stockholder proposals no later than November 28, 2008.  If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our By-laws, as amended, also require that any stockholder who desires to nominate a director or present a proposal before the 2009 annual meeting must notify the Secretary of the Company no earlier than July 1, 2008 and no later than November 28, 2008.

                            By Order of the Board of Directors,

                            Jennifer M. Neil
                            Corporate Secretary

Covington, Louisiana
March 28, 2008

109 NORTHPARK BLVD.
COVINGTON, LA  70433

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Pool Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Pool Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

POOL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSAL 2.
1.	Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Nominees:		☐	☐	☐
	01) Wilson B. Sexton	05) Manuel J. Perez de la Mesa
	02) Andrew W. Code	06) Harlan F. Seymour
	03) James J.Gaffney	07) Robert C. Sledd
	04) George T. Haymaker, Jr.	08) John E. Stokely

						For	Against	Abstain
2.	Ratification of the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm.					☐	☐	☐

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.  WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.  WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.  IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER.  IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 6, 2008:
The Proxy Statement and Annual Report for the fiscal year ended December 31, 2007 are available at www.poolcorp.com/investors

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POOL CORPORATION
109 NORTHPARK BOULEVARD
COVINGTON, LOUISIANA 70433

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
POOL CORPORATION

The undersigned hereby appoints Craig K. Hubbard and A. David Cook, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Pool Corporation (the “Company”) held of record by the undersigned on March 14, 2008, at the annual meeting of stockholders to be held at the office of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., at 201 St. Charles Avenue, New Orleans, Louisiana 70170-5100, on May 6, 2008, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE AND FOR PROPOSAL 2.  THE PROXY HOLDERS NAMED ABOVE WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(Please See Reverse Side)